Exhibit 99.1

Community Bancorp Announces a $0.05 Quarterly Cash Dividend

    ESCONDIDO, Calif.--(BUSINESS WIRE)--May 25, 2004--Community Bancorp Inc. (the "Company") (Nasdaq:CMBC) a community bank holding company with $502 million in total assets, today announced that its Board of Directors has approved a $0.05 per share cash dividend on its Common Stock to stockholders of record on June 15, 2004, payable on or about June 30, 2004.
    "We are pleased with the excellent performance during the first quarter of 2004," stated Gary W. Deems, Chairman. "The Board is continuing the quarterly cash dividend as a reward to our stockholders who have shown us so much support throughout the years."
    On April 22, 2004 the Company announced a 66% increase in net income for the first quarter of 2004 when compared to the same quarter in 2003.

    GENERAL INFORMATION

    Community Bancorp is a bank holding company with $502 million in assets as of March 31, 2004, with a wholly owned banking subsidiary, Community National Bank, headquartered in Escondido, California. The bank's primary focus is community banking, providing commercial banking services including commercial, real estate and SBA loans to small and medium sized businesses. The bank serves northern San Diego County and southwest Riverside County with retail banking offices in Bonsall, Escondido, Fallbrook, Temecula and Vista, and has additional SBA loan production offices that originate loans in California, Arizona, Nevada and Oregon.

    www.comnb.com

    FORWARD LOOKING STATEMENTS

    Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, loan production, balance sheet management, expanded net interest margin, the ability to control costs and expenses, interest rate changes and financial policies of the United States government (including the Small Business Administration), and general economic conditions. Additional information on these and other factors that could affect financial results are included in its Securities and Exchange Commission filings. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.

    CONTACT: Community Bancorp Inc.
             Michael J. Perdue, President and CEO, 760-432-1100